Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-233727 and 333-234567) on Form S-3 and (Nos. 333-188764, 333-208752, 333-220953 and 333-233728) on Form S-8 of Streamline Health Solutions, Inc. of our report dated April 22, 2019, relating to our audit of the consolidated financial statements and the financial statement schedule of Streamline Health Solutions, Inc. and subsidiary, which appears in this Annual Report on Form 10-K of Streamline Health Solutions, Inc. for the year ended January 31, 2020.

/s/ RSM US LLP

Atlanta, Georgia
April 22, 2020